Exhibit 99.1

Aytu BioScience and Neos Therapeutics Announce

Definitive Merger Agreement, Creating a Combined

$100M Revenue1 Specialty Pharmaceutical Company

-	Merger accelerates transformation to profitability, with estimated annualized cost synergies of $15M beginning FY 2022

-	Aytu adds Neos’ established, multi-brand ADHD portfolio, enhancing Aytu’s footprint in pediatrics and expanding its presence in adjacent specialty care segments

-	Opportunity to leverage and further enhance Neos RxConnect, a best-in-class patient support program, for Aytu’s product portfolio of best-in-class prescription therapeutics and consumer health products

-	Companies to host joint conference call today at 8:30 am ET

ENGLEWOOD, CO and GRAND PRAIRIE, TX / ACCESSWIRE / December 10, 2020 / Aytu BioScience, Inc. (NASDAQ: AYTU), a specialty pharmaceutical company focused on commercializing novel products that address significant patient needs, and Neos Therapeutics, Inc. (NASDAQ: NEOS), a commercial-stage pharmaceutical company developing and manufacturing central nervous system-focused products, today announced that they have entered into a definitive merger agreement pursuant to which Neos will merge with a wholly owned subsidiary of Aytu in an all-stock transaction.

Transaction Details

Upon the effectiveness of the merger (the “Merger”), Neos stockholders will be entitled to receive 0.1088 shares of common stock of Aytu for each share of Neos common stock held, after taking into account the one-for-ten reverse split of Aytu’s common stock that was effected on December 8, 2020. The transaction will result in Neos stockholders owning approximately 30% of the fully diluted common shares of Aytu. The all-stock transaction is valued, on a fully diluted basis, at approximately $44.9 million based on the 10-day volume weighted average price of Aytu stock for the period ended December 9, 2020.

The boards of directors of both companies have approved the transaction.

Strategic Rationale and Financial Benefits of the Transaction

The combined entity will have an increased footprint in the prescription pediatric market, an established, growing multi-brand ADHD portfolio addressing the $8.5 billion ADHD market and significant combined revenue scale. For the 12-month period ending September 30, 2020, Neos generated $57.0 million in revenues. On a combined pro-forma basis for this same period, Aytu and Neos’ aggregate net revenue is over $100 million. In addition, this Merger facilitates operational and commercial synergies that can be harnessed to accelerate the path to profitability for the combined entity, with estimated annualized cost synergies of approximately $15.0 million beginning fiscal year 2022.

[1]	Based on unaudited combined pro-forma net revenues for the two companies for the twelve-month period ending September 30, 2020

“This is a truly transformative transaction, elevating the newly combined company to a $100 million revenue, leading specialty pharmaceutical company positioned for what we expect to be an accelerated path to profitability, continued revenue growth and further business diversification,” said Josh Disbrow, Chief Executive Officer of Aytu BioScience. “The combination of Neos with the Aytu business further increases our footprint in an attractive pediatric medicine market, following our acquisition of the Cerecor pediatric Rx assets late last year. This transaction is an excellent strategic fit with our market expansion plans and we believe creates strong stockholder value.”

Mr. Disbrow continued, “This transaction increases Aytu’s addressable market, adding the large and growing ADHD market, with 75.1 million scripts written annually. Importantly, and despite the impact of COVID-19 on this market, Neos’ ADHD product growth significantly outpaced the overall ADHD market in the third quarter of 2020, with Adzenys XR-ODT prescriptions growing by 9.9 percent and Cotempla XR-ODT prescriptions growing by 6.5 percent. Expanding into ADHD with Neos is the ideal embodiment of Aytu’s strategy to build a portfolio of best-in-class prescription therapeutics and consumer health products competing in large markets.”

Neos’ Chief Executive Officer, Jerry McLaughlin, stated, “I firmly believe Aytu BioScience is the right partner to continue the exceptional work our team has done to build the ADHD franchise into what it is today and to continue the development of NT0502 for the treatment of sialorrhea. By leveraging the respective commercial infrastructure of Neos and Aytu, including complementary sales call points and our best-in-class patient support program, Neos RxConnect, we expect continued growth of the product portfolio. After a thorough evaluation of strategic alternatives, the Board of Directors of Neos believes that this merger represents the highest-potential value creation opportunity for Neos stockholders.”

Additional Information

The combined company will be led by Josh Disbrow, Chief Executive Officer of Aytu and will be headquartered in Englewood, Colorado. The board of the combined company will consist of six members designated by Aytu and two members designated by Neos, including Neos Chief Executive Officer and Director Jerry McLaughlin and Neos Director Beth Hecht.

The Merger is currently expected to close by the second quarter of 2021, subject to certain approvals by both Aytu and Neos stockholders and the satisfaction of other customary closing conditions.

As part of the transaction, Aytu has agreed to provide Neos with access to up to $5.0 million cash for working capital needs for the period prior to the closing of the Merger. In addition, upon closing of the Merger, $15.0 million in principal of Neos’s existing senior secured debt facility with affiliates of Deerfield Management will be repaid, and Deerfield has agreed to allow the remaining debt under the facility to remain outstanding with the combined company following the Merger. Indebtedness under Neos’s existing ABL agreement with Encina Business Credit will also remain outstanding.

Cowen is acting as the exclusive financial advisor to Aytu, and Dorsey & Whitney LLP is acting as its legal counsel. MTS Health Partners LP is acting as the exclusive financial advisor to Neos, and Goodwin Procter LLP is acting as its legal counsel.

Conference Call Information

Aytu and Neos will jointly host a live conference call at 8:30 am ET today.

The conference call can be accessed by dialing:

877-407-9124 (toll-free)

201-689-8584 (international)

The webcast will be accessible live and archived at the following link: https://www.webcaster4.com/Webcast/Page/2142/39104 and on Aytu BioScience's website, within the Investors section under Events & Presentations, at aytubio.com, for 90 days.

A replay of the call will be available for fourteen days. Access the replay by calling 1-877-481-4010 (toll-free) or 919-882-2331 (international) and using the replay access code 39104.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on commercializing novel products that address significant patient needs. Aytu currently markets a portfolio of prescription products addressing large primary care and pediatric markets. The primary care portfolio includes (i) Natesto®, the only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or "Low T"), (ii) ZolpiMist®, the only FDA-approved oral spray prescription sleep aid, and (iii) Tuzistra® XR, the only FDA-approved 12-hour codeine-based antitussive syrup. The pediatric portfolio includes (i) Cefaclor, a second-generation cephalosporin antibiotic suspension; (ii) Karbinal® ER, an extended-release carbinoxamine (antihistamine) suspension indicated to treat numerous allergic conditions; and (iii) Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary prescription fluoride-based supplement product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency. Aytu also distributes a COVID-19 IgG/IgM rapid antibody test and rapid antigen test. These tests are used separately in the rapid, qualitative diagnostic assessment of the 2019 Novel Coronavirus. Additionally, Aytu recently licensed worldwide rights to develop the Healight™ technology platform. Healight is an investigational medical device being studied as a prospective treatment for COVID-19 and other respiratory infections.

Aytu operates a consumer health subsidiary, Innovus Pharmaceuticals, Inc. ("Innovus"), a specialty pharmaceutical company commercializing, licensing and developing safe and effective consumer healthcare products designed to improve men's and women's health and vitality. Innovus commercializes numerous novel consumer health products competing in large healthcare categories including diabetes, men's health, sexual wellness, respiratory health, and general wellness. The Innovus product portfolio is commercialized through direct-to-consumer marketing channels utilizing the company's proprietary Beyond Human® marketing and sales platform.

Aytu's strategy is to continue building its portfolio of revenue-generating Rx and consumer health products, leveraging its focused commercial team and expertise to build leading brands within large therapeutic markets. For more information visit aytubio.com and visit innovuspharma.com to learn about Aytu's consumer healthcare products.

About Neos Therapeutics

Neos Therapeutics, Inc. is a commercial-stage pharmaceutical company developing and manufacturing central nervous system (CNS)-focused products. Neos markets Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), and Adzenys-ER® (amphetamine) extended-release oral suspension (see Full Prescribing Information, including Boxed WARNING), all for the treatment of ADHD. Neos also has a development candidate, NT0502, for the treatment of sialorrhea in patients with neurological conditions. Additional information about Neos is available at www.neostx.com.

Additional Information about the Proposed Merger Transaction and Where to Find It

This press release relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of December 10, 2020, by and among Neos Therapeutics, Inc. (“Neos”), Aytu Bioscience Inc. (“Aytu”), and Neutron Merger Sub, Inc. In connection with the proposed merger transaction, Aytu expects to file with the United States Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a joint proxy statement of Aytu and Neos that also constitutes a prospectus of Aytu, which joint proxy statement/prospectus will be mailed or otherwise disseminated to Aytu stockholders and Neos stockholders when it becomes available. Aytu and Neos also plan to file other relevant documents with the SEC regarding the proposed merger transaction.

INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER TRANSACTION.

You may obtain a free copy of the joint proxy statement/prospectus and other relevant documents (if and when they become available) filed by Aytu or Neos with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Aytu with the SEC will be available free of charge on Aytu’s website at www.aytubio.com or by contacting Aytu’s Investor Relations at james@haydenir.com. Copies of the documents filed by Neos with the SEC will be available free of charge on Neos’ website at www. investors.neostx.com or by contacting Neos’ Investor Relations at (972) 408-1300.

Certain Information Regarding Participants

Aytu and Neos and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger transaction. You can find information about Aytu’s executive officers and directors in Aytu’s definitive proxy statement filed with the SEC on March 4, 2020 in connection with Aytu’s 2020 annual meeting of stockholders. You can find information about Neos’ executive officers and directors in Neos’ definitive proxy statement filed with the SEC on April 21, 2020 in connection with Neos’ 2020 annual meeting of stockholders. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from Aytu or Neos using the sources indicated above.

No Offer or Solicitation

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor a solicitation of any vote or approval with respect to the proposed merger transaction or otherwise. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”) and otherwise in accordance with applicable law.

Forward-Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as ''may,'' ''will,'' ''should,'' ''forecast,'' ''could,'' ''expect,'' ''suggest,'' ''believe,'' ''estimate,'' ''continue,'' ''anticipate,'' ''intend,'' ''plan,'' or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements, including but not limited to any statements regarding the expected timetable for completing the proposed transaction, the results, effects, benefits and synergies of the proposed transaction, future opportunities for the combined company, future financial performance and condition, guidance and any other statements regarding Aytu’s or Neos’ future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: failure to obtain the required votes of Neos’ shareholders or Aytu’s shareholders to approve the transaction and related matters, the risk that a condition to closing of the proposed transaction may not be satisfied, that either party may terminate the merger agreement or that the closing of the proposed transaction might be delayed or not occur at all, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, the diversion of management time on transaction-related issues, the ultimate timing, outcome and results of integrating the operations of Aytu and Neos, the effects of the business combination of Aytu and Neos, including the combined company's future financial condition, results of operations, strategy and plans, the ability of the combined company to realize anticipated synergies in the timeframe expected or at all, changes in capital markets and the ability of the combined company to finance operations in the manner expected, regulatory approval of the transaction, risks relating to gaining market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of the combined company’s product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of the combined company’s ongoing and future clinical trials, the anticipated designs of the combined company’s future clinical trials, anticipated future regulatory submissions and events, the combined company’s anticipated future cash position and future events under current and potential future collaboration. We also refer you to (i) the risks described in ''Risk Factors'' in Part I, Item 1A of Aytu’s Annual Report on Form 10-K and in the other reports and documents it files with the Securities and Exchange Commission and (ii) the Risk Factors set forth in Neos’ Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and in the other filings Neos makes with the SEC from time to time.

Contact for Investors:

James Carbonara
Hayden IR
(646) 755-7412
james@haydenir.com

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